WESTMORELAND COAL COMPANY
TIME VESTED CASH UNIT AGREEMENT
This Cash Unit Agreement (this “Agreement”) is made and entered into as of [INSERT DATE] (the “Grant Date”) by and between Westmoreland Coal Company, a Delaware corporation (the “Company”) and [Insert Name] (the “Grantee”).
WHEREAS, the Company has adopted the Westmoreland Coal Company Amended & Restated 2014 Equity Incentive Plan (the “Plan”) pursuant to which awards of Cash Units may be granted. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan; and
WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Cash Units provided for herein.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
Section 1.GRANT OF CASH UNITS.
1.1    Pursuant to the Plan, the Company hereby issues to the Grantee on the Grant Date an Award consisting of, in the aggregate, [Insert Award Number] Cash Units (“CUs”). Each Cash Unit represents the Fair Market Value of one share of Westmoreland Coal Company common stock, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.
1.2    The CUs shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.
Section 2.    CONSIDERATION.
The grant of the CUs is made in consideration of the services to be rendered by the Grantee to the Company.
Section 3.    VESTING.
3.1    Except as otherwise provided herein, provided that the Grantee remains in Continuous Service, at the sole discretion of the Committee, through the applicable vesting date, the CUs will vest in accordance with the following schedule (the period during which restrictions apply, the “Restricted Period”):

Vesting Date	Number of CUs That Vest
April 1, 2018	1/3
April 1, 2019	1/3
April 1, 2020	1/3

Employee / Cash Settled / Time Vested

Upon vesting, and Grantee meeting the applicable requirements for vesting contained in this Agreement, the CUs paid out to the Grantee in cash at the equivalent of the Fair Market Value of one share of Company Common Stock on the vesting date.
3.2    The foregoing vesting schedule notwithstanding, if the Grantee’s Continuous Service terminates as a result of the Grantee’s death or Disability, 100% of the unvested CUs shall vest as of the date of such termination.
3.3    The foregoing vesting schedule notwithstanding, if a Change in Control occurs and the Grantee’s Continuous Service is terminated by the Company or an Affiliate without Cause or by the Grantee for Good Reason, and the Grantee’s date of termination occurs (or in the case of the Grantee’s termination of Continuous Service for Good Reason, the event giving rise to Good Reason occurs) within twelve (12) months following the Change in Control, all unvested CUs shall automatically become 100% vested on the Grantee’s date of termination.
Section 4.    RESTRICTIONS.
Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the CUs are settled in accordance with Section 6, the CUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the CUs or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the CUs will be forfeited by the Grantee and all of the Grantee’s rights to such units shall immediately terminate without any payment or consideration by the Company.
Section 5.    SETTLEMENT OF CASH UNITS.
5.1    Subject to Section 9 hereof, promptly following the vesting date, and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs, the Company shall deliver to the Grantee cash equal to the Fair Market Value of the CUs on the vesting date.
5.2    If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the CUs upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death.
Section 6.    NO RIGHT TO CONTINUED SERVICE.
Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.
Section 7.    ADJUSTMENTS.

If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the CUs shall be adjusted or terminated in any manner as contemplated by of the Plan.
Section 8.    TAX LIABILITY AND WITHHOLDING.
8.1    The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the CUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes.
8.2    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the CUs; and (b) does not commit to structure the CUs to reduce or eliminate the Grantee’s liability for Tax-Related Items.
Section 9.    MISCELLANEOUS PROVISIONS
9.1    Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
9.2    Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.
9.3    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.
9.4    Terms of the Plan Prevail. This Agreement is subject to the Plan as approved by the Company’s Compensation and Benefits Committee. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
9.5    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the CUs may be transferred by will or the laws of descent or distribution.

9.6    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
9.7    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the CUs in this Agreement does not create any contractual right or other right to receive any CUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.
9.8    Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the CUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.
9.9    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
9.10    No Impact on Other Benefits. The value of the Grantee’s CUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit, except to the extent required under the terms of any qualified pension plan.
9.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
9.12    Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the CUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the CUs and that the Grantee has been advised to consult a tax advisor prior to such vesting.
IN WITNESS WHEREOF, the parties have executed this Agreement as of [INSERT DATE].

Westmoreland Coal Company
By: _____________________ Name: Jennifer Grafton Title: CAO, CLO & Secretary	By: _____________________ Name: [Grantee]